UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2010

Solera National Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53181	02-0774841
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

319 S. Sheridan Blvd.

Lakewood, CO 80226

303-209-8600

(Address and telephone number of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On November 19, 2010, Solera National Bank (the “Bank”), a national bank and a subsidiary of Solera National Bancorp, Inc. (the “Company”), terminated the Purchase and Assumption Agreement dated August 5, 2010 (the “Agreement”) with Liberty Savings Bank, FSB (“Liberty”). Under the terms of the Agreement, the Bank had agreed to acquire certain assets and assume certain liabilities of Liberty’s branch location at 7111 W. Alameda Avenue, Unit E, Lakewood, Colorado.

The Bank’s decision to terminate the Agreement was based on indications from the Office of the Comptroller of the Currency, the Bank’s primary federal regulator, that the acquisition would not receive the required regulatory approval primarily due to concerns over the Bank’s previously reported charge to earnings in the third quarter for credit losses, credit administration issues identified in a recent regulatory examination, which the Bank is in the process of correcting, and the continuing uncertain economic environment. The Agreement provided that closing of the acquisition was conditioned upon approval of the appropriate banking regulatory authorities, and as a result, following indications that regulatory approval would not be obtained, the Bank was able to terminate the Agreement without incurring any penalties.

A copy of the Agreement was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 11, 2010 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solera National Bancorp, Inc.
(Registrant)

Date: November 24, 2010	By:	/s/ Robert J. Fenton
	Name:	Robert J. Fenton
	Title:	Executive Vice President and Chief Financial Officer